GAS PURCHASE CONTRACT


                                    BETWEEN


                            NEUTRINO RESOURCES INC.


                                      AND


                                PROGAS LIMITED





                          DATE:     NOVEMBER 1, 1997


                         AREA:    PINE CREEK/WINDFALL

                             GAS PURCHASE CONTRACT

                                     Index

                                                                        PAGE
ARTICLE  I        DEFINITIONS                                           1

ARTICLE  II       COMMENCEMENT AND PRELIMINARY MATTERS
                  2.01  Commencement                                    5
                  2.02  Preliminary Obligations of Seller               5
                  2.03  Preliminary Obligations of Buyer                5

ARTICLE  III      RESERVATIONS OF SELLER
                  3.01  Operations                                      6
                  3.02  Rates of Flow                                   7
                  3.03  Pooling                                         7
                  3.04  Conservation                                    7

ARTICLE  IV       QUANTITY OF GAS
                  4.01  Daily Contract Quantity                         7
                  4.02  Annual Purchase Obligation                      8
                  4.03  Operating Allowance                             8
                  4.04  Decrease in Deliverability                      9
                  4.05  Increase in Deliverability                      10
                  4.06  Assignment of NOVA Capacity                     11
                  4.07  Common Operations Agreement                     11
                  4.08  Regulatory Restriction                          11

ARTICLE  V        QUALITY AND MEASUREMENT
                  5.01  Quality                                         11
                  5.02  Measurement                                     12

ARTICLE  VI       DELIVERY PRESSURE                                     12

ARTICLE  VII      RECEIPT POINT                                         12
ARTICLE  VIII     POSSESSION OF AND TITLE TO GAS                        12
ARTICLE  IX       TERM                                                  12
ARTICLE  X        PRICE
                  10.01 Netback Price                                   13
                  10.02 Definitions                                     13
                  10.03 Renegotiation Rights                            18
                  10.04 Annual Audit                                    20
                  10.05 Producer Vote Mechanism for
                        Netback Price Clause                            21
                  10.06 Arbitration                                     22
                  10.07 Settlement Payments                             23
                  10.08 Use of Estimates for Calculating
                        Netback Price                                   23
                  10.09 Basis of Payment                                24
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                                     -ii-
                                                                        PAGE

                  10.10 Resale Price Arbitration                        24
                  10.11 Endorsement of Previous Producer
                        Approvals                                       25

ARTICLE  XI       BILLINGS AND PAYMENTS
                  11.01 Billings and Payments                           25
                  11.02 Failure to Pay                                  26
                  11.03 Errors and Adjustments                          26
                  11.04 Inspection of Records                           27

ARTICLE  XII      LAWS AND REGULATORY BODIES

                  12.01 Regulation                                      27
                  12.02 Law of Contract                                 27

ARTICLE  XIII     FORCE MAJEURE

                  13.01 Force Majeure Defined                           27
                  13.02 Where Force Majeure Unavailable                 28
                  13.03 Notice of Remedy                                28
                  13.04 Discretion Re: Labour Disputes                  28
                  13.05 Adjustment of Purchase Obligation               29

ARTICLE  XIV      WARRANTY OF TITLE
                  14.01 Warranty of Title                               29
                  14.02 Indemnity                                       29

ARTICLE  XV       GAS RESERVES OF SELLER
                  15.01 Dedication of Reserves                          30
                  15.02 Furnishing of Information                       30

ARTICLE  XVI      ARBITRATION                                           30

ARTICLE  XVII     NOTICES                                               32

ARTICLE  XVIII    OTHER
                  18.01 Non-Waiver of Future Default                    32
                  18.02 Assignment                                      32
                  18.03 Headings                                        33
                  18.04 Units of Measurement                            33
                  18.05 Numerical References                            33
                  18.06 Time of Essence                                 33
                  18.07 Usage or Custom                                 33
                  18.08 Severance                                       33
                  18.09 Entire Agreement                                34
                  18.10 Execution in Counterpart                        34
SCHEDULE "X"
EXHIBIT  "A"
EXHIBIT  "B"
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THIS GAS PURCHASE CONTRACT made as of the 1st day of November, 1997 between:





                        NEUTRINO RESOURCES INC.,
                        a corporation having an office in
                        Calgary, Alberta
                        (the "Seller")


                                    - and -


                        PROGAS LIMITED,
                        a corporation having an office in
                        Calgary, Alberta
                        (the "Buyer")




BACKGROUND:
      Seller has interests in the Areas set forth in Exhibit "A", and Seller has, or will have, a supply of gas available from these areas which Seller has agreed to sell to Buyer; Buyer has agreed to purchase this gas, to supplement its existing supply, for resale to its various markets;

      IN CONSIDERATION of the mutually beneficial terms and conditions in this Contract, the parties agree as follows:

                            ARTICLE I - DEFINITIONS

1.01 Unless another definition is expressly stated, the following terms, where used in this Contract, and all exhibits, recitals and appendices, will have the following meaning:

      (a) "Aggregate DCQ" means the sum of the DCQ's in effect for each Receipt Point as set forth in Exhibit "B";
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                                    - 2 -

      (b) "contract year" means a period of twelve (12) consecutive months beginning with the month of November, provided that the first (1st) contract year will be the period commencing on the Date of First Delivery of gas and ending the first day of the next month of November;

      (c) "cubic metre" means the volume of gas which occupies one (1) cubic metre when this gas is at a standard temperature of fifteen (15) degrees Celsius and at a standard pressure of one hundred and one and three hundred and twenty-five one-thousandths (101.325) kilopascals absolute;

      (d) "Daily Contract Quantity" ("DCQ") for each Receipt Point has the meaning set forth in Article IV;

      (e) "Date of First Delivery" for each Receipt Point means the date on which Seller first delivers gas in response to Buyer's request under this Contract;

      (f) "day" means a period of twenty-four (24) consecutive hours, beginning at 8:00 o'clock a.m. Mountain Standard Time;

      (g) "Deliverability" for each Receipt Point means Seller's share of the maximum daily quantity of gas production which can be delivered at a stabilized flow rate from wells on Seller's Lands, to that Receipt Point, as this deliverability is determined or redetermined under
            Article IV;

      (h)   "energy content" means the product obtained, expressed in gigajoules
            (GJ), by multiplying the standard volume of the gas, expressed in thousands of cubic metres (103m3), by the gross heating value of the gas;

      (i) "Facilities Completion Date" for each Receipt Point means the date by which:

            (i) Buyer is in possession of completed firm transportation capacity sufficient to transport a quantity of gas equal to the Initial Deliverability downstream of that Receipt Point as described in Section 2.03; and
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                                    - 3 -

            (ii) Seller is in possession of those facilities required to deliver a quantity of gas equal to the Initial Deliverability upstream of and to that Receipt Point on a firm basis, as described in Section 2.02;

      (j)   "gas" means natural gas or residue gas, but excludes solution gas;

      (k) "gross heating value" means the total joules, expressed in megajoules per cubic metre (MJ/m3), produced by the complete combustion at constant pressure of one (1) cubic metre of gas with air, with the gas free of water vapour, the temperature of the gas, air and products of combustion at standard temperature and all water formed by combustion condensed to a liquid state;

      (l) "Initial Deliverability" means the initial Deliverability for each Receipt Point agreed to by Buyer and Seller and set forth in Exhibit "B";

      (m) "joule" ("J") means the work done when the point of application of a force of one (1) newton is displaced a distance of one (1) metre in the direction of the force; and

            (i)   "megajoule" ("MJ") means one million (1,000,000) joules;

            (ii) "gigajoule" ("GJ") means one billion (1,000,000,000) joules;

      (n) "leases" means all documents and titles under which Seller is entitled to drill for, produce or sell gas from Seller's Lands;

      (o) "month" means a period beginning at 8:00 o'clock a.m. Mountain Standard Time on the first (1st) day of a calendar month and ending at 8:00 o'clock a.m. Mountain Standard Time on the first (1st) day of the next calendar month;

      (p)   "NOVA" means NOVA Gas Transmission Ltd. or any successor;

      (q) "NOVA Tariff" means the NOVA General Terms and Conditions, as amended or changed by NOVA during the term of this Contract;

      (r) "Purchase Obligation" has the meaning set forth in Article IV for each Receipt Point;

      (s) "Receipt Point" has the meaning set forth in Article VII;

      (t) "Seller's Lands" means Seller's interest in the lands, geological zones and horizons described in Exhibit "A";

      (u) "Seller's Reserves" means all of the gas which can, or may at some future date, be economically recovered from Seller's Lands and which Seller, has or will have, a right to drill for, produce or sell;

      (v) "solution gas" means gas that is dissolved in crude oil under reservoir conditions and produced as a result of pressure and temperature changes associated with the production of oil;

      (w) "Target Date of First Delivery" for each Receipt Point means the dates set out in Exhibit "B" or such other date that may be agreed to in writing by Buyer and Seller.

      (x)   "103m3" means one thousand (1,000) cubic metres;

      (y)   "week" means a period of seven (7) consecutive days.

               ARTICLE II - COMMENCEMENT AND PRELIMINARY MATTERS

2.01  COMMENCEMENT
      The obligations of Seller to deliver gas and Buyer to purchase gas for each Area shall commence on the later of the Target Date of First Delivery or the Facilities Completion Date. Each party will keep the other advised as to the status of the items under Sections 2.02 and 2.03.

2.02  PRELIMINARY OBLIGATIONS OF SELLER
      Seller will diligently take those steps that are necessary to commence the production and delivery of gas from Seller's Reserves to Buyer at the Receipt Point(s), in an amount equal to the Initial Deliverability for each Receipt Point, including:

      (a) applying for and diligently seeking to secure and maintain any regulatory authorizations which may be necessary for the term of this Contract;

      (b)   arranging the production and firm gathering and processing required;
            and

      (c) unless otherwise mutually agreed, Seller will be responsible for arranging firm NOVA receipt capacity for each Receipt Point for the level of the Initial Deliverability to that Receipt Point, and will assign this capacity to Buyer for the date that the Seller is able to commence deliveries. Buyer's acceptance of this assignment will be subject to Section 4.04(b).

2.03  PRELIMINARY OBLIGATIONS OF BUYER
      Buyer will diligently take those steps that are necessary to enable Buyer to take delivery of gas from each Receipt Point up to the level of the Initial Deliverability at that Receipt Point on the Target Date of First Delivery for the term of this Contract, including:

      (a) applying for and diligently seeking to secure and maintain any regulatory authorizations required to accept delivery and remove the gas for sale to Buyer's markets;

      (b) arranging and maintaining all required transportation capacity downstream of the Receipt Point; and

      (c) accepting an assignment of the NOVA receipt capacity from Seller as set forth in Section 2.02(c).

                     ARTICLE III - RESERVATIONS OF SELLER

3.01  OPERATIONS

      Seller expressly reserves the right to operate Seller's Lands free from any controls by Buyer and in a manner that Seller, in its sole discretion, may deem advisable including the right:

      (a) to determine when an additional well will be drilled, when an existing well will be reworked or recompleted, when a well cannot, or has ceased to, produce gas in paying quantities having regard to Seller's cost of producing, processing and delivering such gas, and when a well is to be abandoned;

      (b) to deliver gas in kind to any interest holders which Seller is obligated to deliver to, provided that the gas is not committed to Buyer under this Contract;

      (c) to use quantities of gas which may be required for the operation of separator equipment, extraction plants, compressor stations and other facilities through which the gas to be delivered may be processed or handled. However, if other gas or gas constituents are processed through any of these facilities, an equitable amount of other gas or gas constituents shall be used as fuel in these facilities; and

      (d) during a period of Buyer's Force Majeure under Article XIII, to sell and deliver gas to third parties to the extent necessary to prevent the termination of any of Seller's leases for reason of non-production.

3.02  RATES OF FLOW

      Seller is not required to produce wells in excess of the allowable rates of flow, as determined by law or regulatory bodies; in excess of the maximum efficient rates of flow, as determined by Seller; or in excess of the current rate of production permitted under the terms of operating agreements in place where wells are jointly operated with other parties. Seller shall advise Buyer about any restrictions on production as soon as Seller becomes aware of them if these restrictions would affect Deliverability.

3.03  POOLING

      Seller may pool or unitize any of Seller's Lands with the interests of third parties in other lands in the same field provided that this Contract binds Seller in respect of Seller's interest in the pooled or unitized area and the gas attributable to that interest. If the pooling or unitization is entered into voluntarily by Seller, Seller shall protect Buyer's rights under this Contract and prevent any appreciable reduction or postponement in the Deliverability.

3.04  CONSERVATION

      Seller may adopt or participate in any oil or gas proration, conservation, rateable take or similar program, provided, if this program may decrease Deliverability, the program shall not be entered into voluntarily by Seller without Buyer's prior consent.

                         ARTICLE IV - QUANTITY OF GAS

4.01  DAILY CONTRACT QUANTITY

      (a) "Daily Contract Quantity" ("DCQ") for each Receipt Point means: (i) at the Date of First Delivery, a daily quantity of gas equal to the Initial Deliverability for that Receipt Point; and (ii) thereafter, the Deliverability for that Receipt Point as adjusted over the term hereof pursuant to Sections 4.04 and 4.05. In no event shall the DCQ exceed the maximum firm NOVA receipt capacity available to Buyer from the Receipt Points, unless otherwise agreed to by Buyer.

      (b) After commencement under Section 2.01, Buyer shall have the right to request, purchase and receive from Seller and Seller shall have the obligation to sell and deliver to Buyer the gas from Seller's Lands at the daily rates that Buyer may request up to the Daily Contract Quantity at each Receipt Point.

4.02  ANNUAL PURCHASE OBLIGATION
      Subject to the terms of this Contract, in each contract year, Buyer agrees to purchase from Seller, from each Receipt Point, an annual quantity of gas equal to the Purchase Obligation. The Purchase Obligation for each Receipt Point is a quantity of gas equal to the product obtained by multiplying the Total Annual Gas Purchases by Seller's Pro Rata Share where:

      (a) "Total Annual Gas Purchases" means the total quantity of gas purchased by Buyer for Buyer's markets in the contract year.

      (b) "Seller's Pro Rata Share" means the percentage obtained by dividing,

            (i) the Daily Contract Quantity for that Receipt Point under this Contract existing on each day during the contract year less the quantity of gas which Seller failed to deliver to Buyer in response to Buyer's requests at that Receipt Point in the contract year, ("Adjusted Minimum Annual Quantity") by,

            (ii) the aggregate of the Adjusted Minimum Annual Quantity, or equivalent, under all of the gas purchase contracts under which Buyer purchased gas in the contract year.

4.03  OPERATING ALLOWANCE
      Buyer will use reasonable efforts to request gas at uniform daily rates of flow. As the Purchase Obligation is calculated at the end of a contract year and the nature of gas buying operations necessitate accuracy tolerances, Buyer shall be deemed to have fulfilled the Purchase Obligation if the quantity of gas requested by Buyer in the contract year is within three percent (3%) of the Purchase Obligation. In the event that the quantity of gas requested by Buyer differs from the Purchase Obligation by more than three percent

(3%), the entire difference between the quantity of gas requested and the Purchase Obligation shall be subtracted from (or added to as the case may be) Buyer's Purchase Obligation for the next contract year. Notwithstanding the foregoing if, in any contract year for any reason, Seller fails to deliver the quantity of gas requested by Buyer and Buyer has requested a quantity of gas equal to, or greater than the Purchase Obligation then Buyer shall be deemed to have satisfied its Purchase Obligation for such contract year and the provisions of this Section which could otherwise obligate Buyer to add to its Purchase Obligation for the next contract year shall not apply. Buyer is not obligated to accept deliveries of gas in excess of Buyer's request.

4.04  DECREASE IN DELIVERABILITY

       (a) If Seller fails in any month to deliver to Buyer at least ninety percent (90%) of the quantity requested by Buyer from a Receipt Point and this failure is not excused by an event of Force Majeure, then Buyer may reduce the Daily Contract Quantity at that Receipt Point to the level of the average Deliverability for that month by providing Seller with a written notice of the reduction ("Reduction Notice"). The reduction will be effective on the first
              (1st) day of the month following the date of the Reduction Notice unless, prior to this date, Seller demonstrates to Buyer's satisfaction that the Deliverability to that Receipt Point has been restored in whole. Any restoration after this date will be in accordance with Section 4.05.

       (b) If Buyer reduces the Daily Contract Quantity at a Receipt Point by issuing a Reduction Notice based on Deliverability during the first twelve (12) months following the Date of First Delivery or following an increase in the Daily Contract Quantity pursuant to
              Section 4.05, Buyer will have the option to assign to Seller a quantity of NOVA receipt capacity equal to the amount of the reduction. Seller agrees to accept assignment of the excess NOVA capacity and to reimburse Buyer for any NOVA charges billed to Buyer for this excess capacity from the effective date of the Reduction Notice.

       (c) If Buyer reduces the Daily Contract Quantity at a Receipt Point by issuing a Reduction Notice based on Deliverability after the first twelve (12) months following the Date of First Delivery or following an increase in the Daily Contract Quantity pursuant to Section 4.05, Buyer will have the right to dispose of NOVA receipt capacity equal to the amount of the reduction. If Buyer disposes of this excess NOVA capacity, any subsequent increase in the Daily Contract Quantity at that Receipt Point will be subject to Section 4.05 and, in particular, the ability of Seller to acquire the necessary firm NOVA receipt capacity. Seller may request Buyer to retain this excess NOVA capacity on their behalf provided Seller agrees to reimburse Buyer for any costs incurred by Buyer for that excess capacity from the effective date of the Reduction Notice until such time as the capacity is again utilized under this Contract or until Buyer is able, with Seller's consent, to dispose of the excess capacity. Seller agrees that Buyer has the right to offset these NOVA costs against amounts payable to Seller pursuant to Section 11.01.

4.05 INCREASE IN DELIVERABILITY

      (a) Seller shall advise Buyer in writing as soon as reasonably practicable, of any increase or anticipated increase in the Deliverability to a Receipt Point ("Increase Notice"). Unless an earlier date is agreed to by Buyer, the Daily Contract Quantity at that Receipt Point will increase to reflect the increase in Deliverability, effective the later of:

            (i) the date that Seller is able to produce and deliver the increased Daily Contract Quantity to that Receipt Point;

            (ii) the first (1st) day of the month following sixty (60) days from Buyer's receipt of the Increase Notice; and

            (iii) the date that Buyer is in possession of firm NOVA receipt capacity at the Receipt Point sufficient to transport the increase in the Daily Contract Quantity.

      (b) Unless otherwise agreed, Seller shall be responsible for obtaining any incremental firm NOVA receipt capacity required to transport the increase in the Daily Contract Quantity and shall assign this capacity to Buyer. If Seller is unable to maintain the increase in the Daily Contract Quantity for twelve (12) months, Buyer will have the right to assign to Seller any excess NOVA capacity in accordance with Section 4.04(b).

4.06  ASSIGNMENT OF NOVA CAPACITY

      In the event that Seller exercises its right under Section 11.02 of this Contract to suspend deliveries of gas, or terminate this Contract, Seller agrees to accept a temporary assignment of the NOVA receipt capacity from Buyer for the period of any suspension of deliveries or, a permanent assignment in the case of termination of this Contract.

4.07  COMMON OPERATIONS AGREEMENT

      In the event that Buyer is purchasing gas from two (2) or more joint interest producers at a common Receipt Point, Seller agrees to enter into Buyer's then standard form common operations agreement with these other joint interest producers.

4.08  REGULATORY RESTRICTION

      If the daily quantity of gas which Seller is entitled to produce from Seller's Lands is subject to reduction by any order, regulation or action of any court or regulatory body for any period, this reduced quantity shall be the Daily Contract Quantity for this period. Buyer shall be entitled to reduce the NOVA receipt capacity in accordance with Section 4.04(c) if, in the Buyer's sole discretion, this reduction is likely to be in effect for any sustained period.

                      ARTICLE V - QUALITY AND MEASUREMENT

5.01  QUALITY

      The quality of the gas to be purchased shall be in accordance with the quality standards in the NOVA Tariff. If the gas offered for delivery by Seller at a Receipt Point fails at any time, to conform with the quality standards of NOVA, then Buyer, at its sole discretion, may refuse to accept delivery or purchase of this gas until correction by Seller. If, on any day during a contract year, Buyer so refuses the gas ("Off Quality Day"), the Purchase Obligation for that Receipt Point shall be adjusted by subtracting the number of

Off Quality Days from the number of days in the contract year when calculating the Adjusted Minimum Annual Quantity in Section 4.02.

5.02  MEASUREMENT
      Buyer and Seller agree to accept the measurements of the total volume and gross heating value of the gas purchased at the Receipt Point as conducted by NOVA in accordance with the NOVA Tariff.

                        ARTICLE VI - DELIVERY PRESSURE

6.01 The pressure of the gas to be delivered shall be at the pressure required under the NOVA Tariff to ensure the gas will enter the pipeline facilities of NOVA at the Receipt Point.

                        ARTICLE VII - RECEIPT POINT

7.01 The Receipt Point(s) for all gas delivered under this Contract shall be that point where the gas first enters the facilities of NOVA, as set forth in Exhibit "B", and which may be changed by mutual agreement of the parties from time to time during the term of this Contract.

                ARTICLE VIII - POSSESSION OF AND TITLE TO GAS

8.01 Title of all gas delivered shall pass from Seller to Buyer, for the account of Buyer, at the Receipt Point(s). Until such delivery, Seller shall be deemed to be in control or possession of, have title to and be responsible for this gas. After delivery, Buyer shall be deemed to be in control or possession of, have title to, and be responsible for the gas.

                               ARTICLE IX - TERM

9.01 The term of this Contract shall be from the date first above written until gas can no longer be recovered or produced from Seller's Reserves.

                              ARTICLE X - PRICE

10.01       NETBACK PRICE

      Subject to the other provisions in Article X, the price to be paid by Buyer to Seller for gas delivered under this Contract shall be:

      (a) during the period or periods in which an agreement between the Governments of Alberta, British Columbia and/or Saskatchewan and the Government of Canada exists for the purpose of establishing the price or prices to be paid for gas purchased by Buyer (a "Federal-Provincial Agreement"), or the price to be paid for such gas is otherwise determined by law, the prices in effect under this Contract for such volumes shall be the price or prices in existence from time to time, as determined by and resulting from the Federal-Provincial Agreement or the applicable law; and

      (b) in the event that a Federal-Provincial Agreement is not in effect, or the price to be paid for gas delivered is not otherwise determined by law, or is in effect but does not cover all volumes purchased by Buyer for any period of time during the term of this Contract, Buyer shall pay Seller monthly for each unit of gas delivered by Seller during such period a unit price (the "Netback Price") calculated as follows:

                        Netback Price = GSR - TC - FFS
                                        --------------
                                               TGS

10.02       DEFINITIONS

      For the purposes of Article X, the following definitions shall apply:

      (a) "GSR" or "Gas Sales Revenue" means the sum of all revenue, including any adjustments for prior months, received by Buyer in such month from the resale of gas purchased from Buyer's Producer Pool to Pool Approved Sales Contracts, less:

            (i) that portion of all demand charges or charges of a similar type under Pool Approved Sales Contracts which relate specifically to Buyer's costs, and

            (ii) any taxes, levies or charges prescribed by law, or any governmental body, in respect of the subject sales, and

            (iii) Buyer's interest and financing costs incurred to pay the
                  Goods and Services Tax imposed under the Excise Tax Act (Canada), as amended, or any successor or similar federal or provincial legislation exigible on the purchase of gas delivered and for which Buyer is entitled to a credit or refund which has not yet been received; and

            (iv) costs incurred by Buyer to acquire replacement gas supply where Buyer is required to deliver gas under a Pool Approved Sales Contract and is unable for whatever reason to obtain supply from Buyer's Producer Pool.

      (b) "TC" or "Transportation Costs" means the monthly transportation charges of TransCanada PipeLines Limited, Foothills Pipe Lines Ltd., NOVA and any other transporters applicable to Pool Approved Sales Contracts, in addition to any cost of pipeline fuel, measurement variances and losses, taxes on the use of fuel, the carrying cost of and changes to the value of inventory and line pack, letters of credit and the cost of financial assurances provided to these transporters, associated operational storage costs and other transportation related charges as they apply to the purchase and sale of Pool gas.

      (c) "FFS" or Buyer's "Fee For Service" for any month means the sum of Buyer's Operating Costs ("Operating Costs"), Buyer's Incentive Based Return ("IBR") and Producer Approved Costs ("PAC") in such month.

      (d) "Buyer's Producer Pool" or "Pool" means the pool of producers who have dedicated gas to Buyer pursuant to contracts with price clauses substantially similar to this Article X.

      (e) "Pool Approved Sales Contracts" means contracts or markets which have been approved by Buyer's Alberta Producers as required by Alberta law.

      (f) "Buyer's Operating Costs" or "Operating Costs" include the general and administrative costs and fixed asset expenditures incurred in developing and administering Buyer's Producer Pool, Pool Approved Sales Contracts and associated transportation, net of all costs referred to in subsection 10.02 (f)
            (iv) hereof, and shall be determined as follows:

            (i) for the contract year commencing November 1, 1997, a monthly amount equal to six hundred and sixty thousand dollars ($660,000),

            (ii) for the contract years commencing November 1, 1998 and thereafter, the monthly amount shall be increased by a factor equal to the increase in the Canadian Consumer Price Index in the 12 month period immediately preceding such contract year, plus one and one half percent (1.5%).

            (iii) for the contract years commencing November 1, 1997 and thereafter, Buyer's Operating Costs shall also be decreased or increased by the following:

                  A. Buyer's over-recovery or under-recovery of its cost of service for the contract year ending October 31, 1997, as determined by the APMC in its final annual audit, and

                  B. any surcharges paid or refunds received by Buyer as a result of a revision to income taxes or any other eligible Cost of Service components over-recovered or under-recovered in the period prior to November 1, 1997.

                  All adjustments to Operating Costs pursuant to subsections
                  10.02 (f) (iii) (A) and (B) above shall be made over the remainder of the year in which the adjustments were identified or period outlined above, unless Buyer's Producer Pool approves a longer period, and shall have no effect on the level of the Operating Costs in subsequent years.

            (iv) In each month commencing November, 1997, the amount calculated above shall be reduced by that portion of all demand charges or similar charges recovered from Pool Approved Sales Contracts in such month which relate to Buyer's costs.

      (g) Buyer's "Incentive Based Return" or "IBR" shall consist of a charge based on Buyer's load factor and price performance and shall be calculated in the following manner:

            (i) If, in a contract year, Buyer pays to the Pool a sum of money equal to the amount that would be paid if Buyer purchased gas from the Pool at a load factor of eighty percent (80%) and at a Netback Price equal to the Alberta Reference Price (ARP) (the "Base Revenue"), and if Buyer pays a Netback Price equal to or greater than the ARP, Buyer shall earn a return of eighty-five thousand dollars ($85,000) per month (the "Base Return"). For the purpose of determining whether Buyer has earned the Base Return, the Netback Price shall be calculated prior to the deduction of the Base Return.

            (ii) In addition to the Base Return, for each dollar of revenue above the Base Revenue plus the Base Return which is paid to the Pool (the "Incremental Revenue"), Buyer shall retain that percentage set forth in the table contained in Schedule "X" to this Contract (the "Incremental Return"), subject to the limits shown on the Schedule. For the purpose of determining the Incremental Return, the Incremental Revenue shall be calculated prior to the deduction of the Incremental Return.

            (iii)  If Buyer's sales fall below a load factor of eighty percent
                  (80%) in any year because of a failure to obtain producer support for sales, in all calculations to determine the IBR, the Base Revenue shall be calculated using Buyer's actual purchase load factor in such year. The Incremental Revenue shall be determined by multiplying the difference between the actual netback price paid by Buyer in such year and the ARP, by the number of units sold. The Incremental Return shall be calculated by multiplying the Incremental Revenue by the applicable percentage outlined in Schedule "X" for the amount by which the actual netback price paid exceeded the ARP.

            (iv) For the purpose of determining the IBR, any replacement gas supply costs which have been deducted from GSR pursuant to
                  Section 10.02 (a) (iv) shall be included as revenue for the period in question.

            (v) Buyer shall estimate the level of the IBR each month of the contract year and adjust it based on the performance of Buyer to the end of such month and projections for the remainder of the year. If Buyer has over or under-collected the IBR during such year, as indicated by an audit conducted pursuant to
                  Section 10.04, the amount over-collected or under-collected shall be credited to, or recovered from, the Pool in the month following the date of the auditor's report.

      (h) "PAC" or "Producer Approved Costs" means any costs which Buyer's Producer Pool has approved for inclusion in the calculation of the monthly Netback Price through a producer vote conducted pursuant to
            Section 10.05. These costs are intended to cover extraordinary items which are not included in Buyer's FFS and may include the following:

            (i) costs of arbitration under a Pool Approved Sales Contract or under a gas purchase contract(s),

            (ii) expenses associated with litigating a regulatory decision or process or a Pool Approved Sales Contract issue,

            (iii) any transportation costs or other transportation related expenses which are not included within Transportation Costs, and

            (iv) any other extraordinary costs which Buyer may submit to the Pool for inclusion in this category.

      (i) "TGS" or "Total Gas Sold" means the total quantity of gas sold, including fuel, by Buyer pursuant to all Pool Approved Sales Contracts in the month in question.

10.03 RENEGOTIATION RIGHTS

      (a) Buyer shall have the right to propose changes to the FFS component of the Netback Price Clause for Seller's approval and the approval of all other Sellers in Buyer's Producer Pool by way of a producer vote to be effective for the contract year commencing November 1, 2000 and every second contract year thereafter. If Buyer wishes to exercise this right, Buyer shall deliver a notice containing Buyer's new proposal to all Sellers in Buyer's Producer Pool by the June 1st preceding the November 1st on which the new proposal is to be effective. If Buyer's proposal is not accepted by the Pool, Buyer shall make a second proposal to the Pool. If the second proposal is not accepted by the Pool, Buyer may submit the matter to arbitration pursuant to Section 10.06 or, alternatively, may elect to have an independent third party determine Buyer's Cost of Service in the same manner as the APMC did in the period prior to November 1, 1997, with the additional mandate to determine and implement an appropriate mechanism for establishing Buyer's return. Buyer shall seek the approval of the Pool for the independent third party. If the Pool approves the independent third party, the Netback Price Clause shall be deemed to be amended to incorporate the independent third party's determination of Buyer's Fee For Service in place of the Fee For Service defined in Section 10.02 (c).

      (b) Seller may request a change to the FFS component of the Netback Price Clause to be effective for the contract year commencing November 1, 2000 and every second contract year thereafter. Seller must deliver its notice requesting such change no later than the June 1st preceding the November 1st in question. If Buyer receives notice from Sellers representing more than 30% of the volumes in Buyer's Producer Pool, Buyer shall conduct a producer vote to determine if there is sufficient support for a change in the agreement. If the Pool votes in favour of an amendment, Buyer shall submit a new Netback Pricing proposal to the Pool within 30 days. If this proposal is not accepted, the procedure outlined in subsection (a) above shall be followed.

      (c) If Pool sales volumes increase by at least ten percent (10%) in any contract year, or increase in aggregate by at least fifteen percent (15%) over any two successive contract years, Buyer shall have the right to seek a renegotiation of the FFS component of the Netback Price Clause effective on the November 1 immediately following the year or years in which the increase occurred by serving notice during the month of June prior to the end of such year(s). Buyer's notice may be sent based on the actual sales to June 1st in such year along with estimates for the sales for the remainder of such year. If Buyer exercises such right, the procedure outlined in subsection (a) above shall be followed.

      (d) If NOVA changes its rate design from the current postage stamp methodology, Buyer shall have the right to seek a renegotiation of the Netback Price Clause. If Buyer exercises such right, the procedure outlined in subsection (a) above shall be followed.

      (e) If the ARP is no longer published, Buyer shall have the right to substitute a replacement index which conveys the same information regarding natural gas prices in Alberta. If there is no such replacement index, Buyer shall propose an alternative index to Seller using the procedure outlined in subsection (a) above.

      (f) Except for a replacement of the ARP pursuant to Section 10.03 (e) which shall be effective retroactively to the date the ARP or its replacement was no longer published, any redetermined Netback Price Clause shall be effective on the later of the November 1st following the date the renegotiation process was commenced or the first day of the month following the approval of Buyer's Producer Pool, the decision of the arbitrator(s) or the determination by the independent third party. Until such time, the previously existing Netback Price Clause shall remain in effect.

10.04       ANNUAL AUDIT

      (a) By the April 30th following each contract year hereunder, Buyer shall provide to Seller an auditors' report which shall, for the just completed contract year:

            (i) verify that Buyer's Operating Costs in the preceding contract year were calculated in accordance with this Agreement and properly deducted from Gas Sales Total Pool Revenue in calculating the Netback Price,

            (ii) verify the calculation of the return due to Buyer under the IBR along with a reconciliation of the amount due with the amount deducted by Buyer from the Netback Price during the year,

            (iii) if Buyer claims that it was unable to sell gas at a load factor of eighty percent (80%) as a result of a failure to obtain producer support for sales, verify Buyer's claim and verify that the Base Return and Incremental Return were calculated in accordance with subsection
                  10.02 (g) (iii),

            (iv) verify the amount of any PAC deductions from the netback calculation and that the deductions were consistent with the producer approval granted,

            (v) verify the volume and price of any replacement gas purchased to meet sales obligations when pool supply was not available,

            (vi) verify that any adjustments made to Operating Costs pursuant to subsections 10.02 (f) (iii) (A) and (B) have been calculated in accordance with the provisions of this Article X, and

            (vii) report on the number of Sellers, if any, who requested a change to the Netback Price Clause in those years where Sellers have such rights under the Contract.

      (b) If the auditor's report indicates the Buyer either under-collected or over-collected any of the elements of the Fee For Service during the period audited, Buyer shall make adjustments to the Netback Price to compensate for the over or under collection.

      (c) The auditor appointed by Buyer to prepare the report referred to above shall be approved by the Pool in a vote to be conducted pursuant to Section 10.05 hereof. Buyer shall submit a list of names of national accounting firms, who have indicated an interest in performing the audit, for the Pool to select from and the firm which receives the highest number of votes shall be retained.

10.05       PRODUCER VOTE MECHANISM FOR NETBACK PRICE CLAUSE

      (a) If a producer vote is to be conducted under this Article X on a revision to the Netback Price Clause, Buyer shall conduct the vote in accordance with the NATURAL GAS MARKETING ACT of Alberta, as amended or successor legislation ("NGMA"), provided however, that all pool producers shall participate in the vote as if they were Alberta producers. If the NGMA no longer provides for a producer vote process, Buyer must receive attain the support of at least fifty percent (50%) of those actually voting both by number and volume in order to pass a vote.

      (b) The results of the vote shall be verified by the APMC or, if it is not available to perform this function, by the third party auditors.

      (c) Buyer and Seller shall be bound by a finding of producer support whether verified by the APMC or the third party auditor.

10.06       ARBITRATION

      (a) If Buyer submits a new Netback Price proposal to arbitration pursuant to Section 10.03 (a), an arbitration using a single arbitrator shall be conducted between Buyer and all Sellers in Buyer's Producer Pool. The arbitration shall be governed by the following principles:

            (i) Buyer shall submit a list of at least three (3) potential arbitrators to the Pool for its approval. All arbitrators submitted shall be knowledgeable with respect to the marketing of Canadian natural gas and issues relating to the recovery of costs by other buyers of gas in Western Canada performing services substantially similar to the services performed by Buyer hereunder. The arbitrator receiving more than fifty percent (50%), by volume, of the votes cast shall be selected. If no arbitrator receives the minimum amount of support, Buyer may apply to the Court of Queen's Bench of Alberta to have a single arbitrator appointed.

            (ii) The arbitrator shall make all rules respecting the conduct of the arbitration deemed necessary to ensure that all Sellers in Buyer's Producer Pool have an opportunity to present their views to the Arbitrator. The arbitrator may designate a Seller, or group of Sellers, to act on behalf of the Pool.

            (iii) The arbitrator shall proceed expeditiously to hear and determine the issues raised by the arbitration. The standard for the arbitrator will be to decide on a cost recovery mechanism which is comparable to the cost recovery of other buyers of gas in Western Canada performing services substantially similar to the services performed by Buyer hereunder and shall provide a fair opportunity for Buyer to earn a reasonable return.

            (iv) The costs of any arbitration shall be passed through to the Pool as an addition to Buyer's Operating Costs in the year in which the arbitration occurs but shall not affect the level of the Operating Costs in the following years.

            (v) The decision of the arbitrator shall be delivered in writing within ninety (90) days of the arbitrator's appointment. The decision shall be final and binding upon the parties and shall remain in effect until changed pursuant to Section 10.03 hereof.

10.07       SETTLEMENT PAYMENTS
      If Buyer receives a settlement payment from a purchaser under a Pool Approved Sales Contract for the resale by Buyer of Pool gas, Buyer shall distribute that payment to the Pool in an equitable manner having regard to all the circumstances existing at the time. A settlement payment means any payment by a repurchaser to Buyer in exchange for a release from future gas purchase obligations under a Pool Approved Sales Contract, or other payments of a similar nature. Settlement payments shall be distributed separately from payments for gas and shall not form part of the Netback Price determined hereunder.

10.08       USE OF ESTIMATES FOR CALCULATING NETBACK PRICE

      (a) Buyer shall have the right to use reasonable estimates of those costs, volumes and revenues for which actuals are not available, in order to calculate the Netback Price on a timely basis. Any adjustments or revisions for actuals shall be included in the netback calculation following the receipt of the actuals.

      (b) In determining the cost of financing the Goods and Services Tax carrying costs, the costs of linepack and other financing charges, Buyer shall use the prime rate of interest as published by the Bank of Montreal for such month, plus one percent (1%).

10.09       BASIS OF PAYMENT

      (a) The Netback Price payable for the gas purchased shall be expressed in Canadian dollars per gigajoule. The number of gigajoules shall be determined by multiplying the gross heating value by the volume delivered in thousands of cubic metres, both as determined in accordance with the measurement provisions of this Contract.

      (b) Notwithstanding contrary provisions in this Contract, if a transporting pipeline changes the basis or method of measurement, or, if in order to comply with or by reason of any present or future law, rule, regulation or order, of the Energy Utilities Board of the Province of Alberta or any other governmental authority having jurisdiction, now or during the term of this Contract, the basis or method of measurement of gas delivered is changed, then the price for gas purchased shall be adjusted to compensate for the change in the basis or method of measurement. Therefore, the total amount of money payable for quantities of gas purchased, according to the measurement provisions of this Contract, shall remain unaffected by this change in the basis or method of measurement.

      (c) For greater certainty, the parties acknowledge that the price of gas sold to the Buyer calculated pursuant to the Contract is exclusive of Goods and Services Tax and the Buyer shall pay to the Seller, in addition to the payments calculated pursuant to this Contract, any Goods and Services Tax exigible on the sale of gas to the Buyer under this Contract and which taxes are required to be paid by Buyer and collected by the Seller and remitted to the Government of Canada. Seller shall provide Buyer with all of the information required by the Buyer to enable it to claim a refund of any Goods and Services Tax paid to the Seller.

10.10       RESALE PRICE ARBITRATION

      (a) The gas sold under this Contract is acknowledged as being netback gas for the purposes of the NGMA and where the selling price or method for determining the selling price for gas in a resale contract between Buyer and one (1) of Buyer's sales customers has been determined by arbitration in accordance with the terms of the resale contract, Seller agrees to accept the resale price, or method for determining the price, determined by arbitration for the purposes of calculating the Netback Price under this Contract.

      (b) In the event that the selling price or the method for determining the selling price for gas in a resale contract between Buyer and one
            (1) of Buyer's sales customers is to be determined by arbitration, Buyer, when seeking Sellers' approval for the inclusion of the costs of such arbitration as Producer Approved Costs, shall advise Seller of the arbitrator Buyer has selected to represent Buyer on the arbitration panel.

10.11       ENDORSEMENT OF PREVIOUS PRODUCER APPROVALS

      (a) Seller accepts and endorses the terms and conditions of Pool Approved Sales Contracts which were approved prior to the effective date of this Contract.

      (b) Sellers delivering gas to Buyer from lands situated outside the Province of Alberta accept and endorse the terms and conditions of Pool Approved Sales Contracts which are approved in the future by Alberta producers.

                      ARTICLE XI - BILLINGS AND PAYMENTS

11.01       BILLINGS AND PAYMENTS

      Seller, or Seller's nominee, shall provide Buyer by the fifteenth (15th) day of each month ("Billing Month") or such later day as Buyer specifies in a Split Allocation Form delivered to Seller, and confirm in writing, the quantity and the energy content of gas delivered by Seller during the preceding month ("Sale Month").

      On or before the twentieth (20th) day of each Billing Month, Buyer will provide Seller a written statement for the Sale Month showing the quantity and the energy content of gas delivered by Seller, and the total amount payable by Buyer. Buyer shall pay Seller the amount payable for each Sale Month, on the twenty-fifth (25th) day of each Billing Month, provided however, that if the twenty-fifth (25th) is not a Business Day, payment shall be made on the next Business Day following the twenty-fifth (25th). Each payment shall be made in Canadian funds to Seller in Calgary, or at any other place in Canada, as Seller may designate by written notice served by Seller on Buyer.

11.02       FAILURE TO PAY

      If Buyer fails to make payment to Seller when due, interest shall accrue at an annual rate of interest which is equal to one percent (1%) above the annual prime lending rate of the Canadian chartered bank used by Buyer, in effect as of the date when such payment is due. Interest shall accrue until payment is made. Payment shall not be due until the following month if Seller fails to provide Buyer with the information required under Section 11.01 by the date specified therein. If the failure to pay continues for fifteen (15) days, Seller, in addition to all other remedies, may suspend deliveries of gas under this Contract. If this failure continues for an additional fifteen (15) days, Seller may, in addition to any other rights Seller may have, terminate this Contract. However, in order for Seller to have the right to suspend deliveries or terminate this Contract, Seller must first have notified Buyer in writing, delivered by hand or courier, of its intent to do so five (5) days prior to exercising either or both of such rights and must permit Buyer to pay the amount due to Seller within this five (5) day period.

11.03       ERRORS AND ADJUSTMENTS
      Any errors discovered in any statement issued by Buyer shall be reported and corrected promptly. If there is a discrepancy between the confirmation provided to Buyer by Seller of the quantity and energy content of gas delivered to Buyer in any month and the same information provided to Buyer by the measuring pipeline at the Point of Delivery, payment shall be based on the information provided by such pipeline. Buyer shall not be required to make adjustments relating to the quantity of gas delivered after the earlier of thirteen (13) months from the date of the statement or such earlier period which may be adopted by the measuring pipeline at the Point of Delivery for the processing of adjustments.

11.04  INSPECTION OF RECORDS
      Buyer and Seller shall have the right to inspect and examine at all reasonable times the records and charts of the other party pertaining to the purchase and sale of gas and, unless the parties otherwise agree, each party shall preserve all charts and records for at least twenty four (24) months.

                   ARTICLE XII - LAWS AND REGULATORY BODIES

12.01       REGULATION

      The rights and obligations of Buyer and Seller under this Contract are subject to all applicable present and future laws, rules, regulations and orders of any legislative body or duly constituted authority.

12.02       LAW OF CONTRACT

      This Contract shall be construed and interpreted exclusively in accordance with the laws of Alberta. The courts of Alberta shall have exclusive jurisdiction in all matters contained here.

                         ARTICLE XIII - FORCE MAJEURE

13.01       FORCE MAJEURE DEFINED

      Subject to Section 13.02, Seller and Buyer will be relieved of those obligations under this Contract which they are prevented from carrying out due to, and to the extent of, a Force Majeure condition. Force Majeure conditions are those events or conditions not caused by, and beyond the reasonable control of, the affected party which prevent such party from carrying out all or a portion of its obligations under this Contract. Force Majeure conditions do not include financial impracticability or financial inability but includes, without limitation: acts of God, war, insurrection or other unlawful acts against public order or authority; explosions, fire, freezing or other accidents or acts of sabotage causing breakage of or damage to machinery, lines of pipe or field and delivery facilities, or temporary failure of gas supply; any acts or omissions (including failure to take gas) of a purchaser of gas from Buyer which are excused by an event or condition of Force Majeure; the interruption, prorationing or curtailment of transportation service to Buyer or Buyer's market for any reason, even if the transporter does not declare Force Majeure; the inability to obtain or maintain licenses or other necessary regulatory authorizations or where continued performance would be in violation of an order, legislation, regulation or similar direction of a government, board, agency or court having jurisdiction, which has been resisted in good faith.

13.02       WHERE FORCE MAJEURE UNAVAILABLE
      Neither party shall be entitled to the benefit of Section 13.01 to the extent that any of the following circumstances occur:

      (a) the failure to perform obligations under the Contract was caused by the contributory negligence of the party claiming suspension;

      (b) the failure was caused by the party claiming suspension having failed to remedy the Force Majeure condition and resume the performance of its obligations with reasonable dispatch;

      (c) the failure was caused by lack of funds or with respect to the payment of any amount or amounts then due; and

      (d) the non-performing party does not give notice and full particulars of the Force Majeure condition to the other as soon as possible after the occurrence of this condition.

13.03       NOTICE OF REMEDY
      The party claiming suspension of their obligations under this Contract shall also give notice, as soon as possible after the Force Majeure condition is remedied, that the condition has been remedied and that the party has resumed, or is ready to resume, the performance of its obligations.

13.04       DISCRETION RE: LABOUR DISPUTES
      Notwithstanding anything to the contrary in this Article XIII, express or implied, the parties agree that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the particular party involved and that this party may make settlement at that time and on those terms and conditions as it may deem to be advisable and no delay in making this settlement shall deprive the party of the benefit of Section 13.01.

13.05       ADJUSTMENT OF PURCHASE OBLIGATION
      If, during a contract year Buyer is unable to purchase gas from Seller due to a Force Majeure condition ("Force Majeure Day"), the Purchase Obligation shall be adjusted by subtracting the number of Force Majeure Days from the number of days in the contract year when calculating the Adjusted Minimum Annual Quantity in Section 4.02.

                        ARTICLE XIV - WARRANTY OF TITLE

14.01       WARRANTY OF TITLE
      Seller represents and warrants that it has full right and authority to enter into this Contract, that all of the leases are in full force and effect and are capable of being maintained and, subject to Section 3.01(a), will be maintained by Seller in full force and effect pending commencement of and during actual delivery of gas; that all gas committed and delivered is owned or controlled by Seller free and clear of all liens, encumbrances and claims; that Seller has the right to sell all of Seller's Reserves dedicated pursuant to
Section 15.01 for the duration of this Contract; that title to gas will pass to Buyer free from all liens and adverse claims; and, that Seller is entitled to drill for, produce or sell gas from Seller's Lands.

14.02       INDEMNITY
      Seller shall at all times have the obligation to make settlements for all royalties and overriding royalties and payments to mineral and royalty owners due now or subsequently under the leases, in accordance with those terms, and to make settlements with all other persons having any ownership or interest in the gas sold. Seller agrees to indemnify Buyer and to prevent Buyer from being affected by any suits, actions, debts, accounts, damages, costs, losses and expenses arising from adverse claims of any person to the gas or to royalties, taxes, licence fees or charges which are applicable to the gas before the title passes to Buyer or which may be levied and assessed upon the sale of the gas to Buyer. In the event of any adverse claim of any character whatsoever being asserted in respect to any of the gas, Buyer may retain, as security for the performance of Seller's obligations under this Section, the purchase price up to the amount of a claim until the claim has been finally determined or until Seller has furnished a bond to Buyer in the amount of the claim.

                     ARTICLE XV - GAS RESERVES OF SELLER

15.01       DEDICATION OF RESERVES

      Seller dedicates Seller's Lands and Seller's Reserves exclusively to the performance of this Contract. In addition, subject to mutual agreement, Seller may substitute lands and reserves to maintain the then existing DCQ provided the reserves are of the same quality. Except as specifically provided otherwise, Seller agrees to sell and deliver to Buyer all of Seller's interest in the gas produced from Seller's Reserves. Seller shall notify Buyer of any change in interest or ownership of Seller's Lands and Seller's Reserves. Seller shall not dispose, cause, or allow a disposition, of any interest in Seller's Lands unless the interest is made subject to this Contract and the assignee agrees to be bound by the terms of this Contract.

15.02       FURNISHING OF INFORMATION

      Seller shall, from time to time, at Buyer's request, furnish to Buyer all geological, geophysical, engineering and production data available to Seller that may be required by Buyer to conduct a study of Seller's Reserves and Deliverability under this Contract. This data shall include, but not be limited to, drill stem tests, core analysis, sample logs, well logs, drilling and completion reports, pressure data, production data and flow potential data on all wells now or hereafter drilled on Seller's Lands. Buyer agrees to keep this such data confidential if requested to do so by Seller.

                           ARTICLE XVI - ARBITRATION

16.01 Any controversy arising out of this Contract where arbitration is expressly required under this Contract, and in any other case if the parties both agree, shall be submitted to arbitration and the following principles shall apply to this arbitration:

      (a) Upon written demand by either party, the parties shall meet and attempt to appoint a single arbitrator. If the parties are unable to agree on a single arbitrator, then, upon written demand by either party and within ten (10) days of this demand, each party shall name an arbitrator and the two
            (2) arbitrators shall promptly choose a third (3rd) arbitrator. If either party fails to name an arbitrator within ten (10) days of this demand, then the second (2nd) arbitrator shall be appointed by any Justice of the Court of Queen's Bench of Alberta. If the two (2) arbitrators shall fail within ten (10) days from their appointment to agree upon and appoint the third (3rd) arbitrator, then upon written application by either party, the third (3rd) arbitrator shall be appointed by any Justice of the Court of Queen's Bench of Alberta.

      (b) The arbitrator or arbitrators shall proceed immediately to hear and determine the question or questions in dispute. The decision of the single arbitrator shall be made within forty-five (45) days after that arbitrator's appointment, subject to any reasonable delay due to unforeseen circumstances. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third (3rd) arbitrator, subject to any reasonable delay due to unforeseen circumstances. However, in the event the single arbitrator fails to make a decision within sixty
            (60) days after their appointment or if the arbitrators, (or a majority of them), fail to make a decision within sixty (60) days after the appointment of the third (3rd) arbitrator, then either party may elect to choose a new arbitrator or arbitrators as if none had previously been selected.

      (c) The decision of the arbitrator or arbitrators (or a majority of them), shall be drawn up in writing and signed by the single arbitrator or by the arbitrators (or a majority of them) and shall be final and binding upon the parties on any question or questions submitted to arbitration. The parties agree to perform the terms and conditions of this decision.

      (d)   The compensation and expenses of a single arbitrator or a third
            (3rd) arbitrator shall be paid in equal portions by Buyer and Seller, and Buyer and Seller shall each pay the compensation and expenses of its named arbitrator when three (3) arbitrators are selected.

                            ARTICLE XVII - NOTICES

17.01 Every notice, statement or bill provided for in this Contract shall be in writing and delivered personally, by courier, first class mail, or facsimile to such party's address as follows:

                  Seller:     Neutrino Resources Inc.
                              1400, 300 - 5th Avenue S.W.
                              Calgary, Alberta
                              T2P 3C4



                  Buyer:      ProGas Limited
                              3300, 400 Third Avenue S.W.
                              Calgary, Alberta
                              T2P 4H2


      Either party may change its address from time to time by giving written notice of the change to the other party. Any notice, statement or bill or other document delivered by mail shall be deemed to have been effectively delivered to the addressee at the end of the fifth (5th) business day after the date of mailing. Any notice, statement, bill or other document delivered by hand or courier shall be deemed delivered when delivered to the addressee and confirmed by record of the party making the delivery. In the case of a transmission by telecopy or other similar means, delivery shall be when receipt has been verified. Whenever possible, all notices shall first be delivered by telex, telecopier or courier.

                             ARTICLE XVIII - OTHER

18.01       NON-WAIVER OF FUTURE DEFAULT
      No waiver by Buyer or Seller of any default by the other under this Contract shall operate as a waiver of a future default, whether of a similar or different character.

18.02       ASSIGNMENT
      This Contract shall bind and enure to the respective successors and assigns of the parties, but no assignment shall release either party from its obligations without the written consent of the other party which consent shall not be unreasonably withheld. Nothing in this Contract shall prevent either party from pledging or mortgaging its rights as security for its indebtedness.

18.03       HEADINGS
      The headings used in this Contract are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions of any Article and are not to be deemed in any way to modify, explain or qualify the effect of any terms or provisions.

18.04       UNITS OF MEASUREMENT
      All units of measurement in this Contract are and shall be expressed in the International System of Units (SI units). In some cases, Imperial units have been indicated in parenthesis for reference purposes only. In the case of a discrepancy between the indicated values, the SI units shall be taken as correct.

18.05       NUMERICAL REFERENCES
      Unless the context otherwise requires, words importing the singular include the plural and vice versa.

18.06       TIME OF ESSENCE
      Time shall be of the essence.

18.07       USAGE OR CUSTOM
      Words, phrases or expressions which are not defined and which have an accepted meaning in the usage or custom of the business of exploration, development, production, transportation, distribution or sale of gas shall have that meaning.

18.08       SEVERANCE
      If any provision of this Contract shall be held invalid, illegal or unenforceable to any extent and for any reason by a court of competent jurisdiction, the remainder of this Contract shall not be affected and shall be enforceable to the full extent permitted by law.

18.09       ENTIRE AGREEMENT
      The Contract shall be the entire agreement and there is no representation, warranty, collateral agreement or condition affecting this Contract except as expressed in it. Any amendment or modification shall be in writing executed by the parties.

18.10       EXECUTION IN COUNTERPART
      This Contract may be executed in counterpart, no one copy of which need be executed by all parties. When a counterpart has been executed by each of the parties, all copies together shall constitute one agreement and shall be a valid and binding agreement among the parties as of the day and year first written above.

THEREFORE, the parties have executed this Gas Purchase Contract, effective as of the date first written above.
                                    NEUTRINO RESOURCES INC.

                                    Per: /s/ DAVID BECKWERMERT

                                    Title: Executive Vice President


                                    Per:________________________________

                                    Title: _____________________________

                                    Date Executed:______________________



                                    PROGAS LIMITED

                                    Per:________________________________

                                    Title: _____________________________


                                    Per:________________________________

                                    Title: _____________________________

                                    Execution Date:_____________________

This page is the execution page to a Gas Purchase Contract dated November 1, 1997 between Neutrino Resources Inc. and ProGas Limited in the Pine Creek/Windfall Area.

                                        SCHEDULE "X"

                Annualized ProGas Netback compared to Alberta Reference Price

L   Load Factor    Average  +Avg.-2%  +2%-4%    +4%-6%    +6%-8%    +8%-10%   +10%-12%    +12%-14%   +14%-16%    +16%-18%    18% &
    -%             =ARP                                                                                                      Above
O   97.6-100          3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
A   95.1-97.5         3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
D   92.6-95           3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
    90.1-92.5         3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
F   87.6-90.0         3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
A   85.1-87.5         3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
C   82.6-85.0         3       3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
T   80.0-82.5     BASE        3.1       3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
                  REVENUE
O   77.6-79.9                           3.2       3.3       3.5      3.75           4       4.25         4.5        4.75         5
R   Below 77.6                                              3.5      3.75           4       4.25         4.5        4.75         5
                    PRICE

                                 EXHIBIT "A"


To a Gas Purchase Contract made as of the ____ day of ___________________, 19______, between , as "Seller", and ProGas Limited, as "Buyer" in the Area.

--------------------------------------------------------------------------------

Seller owns or controls in the stated percentage interest(s) in the following described lands and zones in the Area in the Province of Alberta:

--------------------------------------------------------------------------------

LEGAL DESCRIPTION                   ZONE(S)           SELLER'S INTERESTS
-----------------                   -------           ------------------

Township 057, Range 18, W5M
                              All Zones to Base             90.5794%
                             of Bluesky-Bullhead
All of Section 15

Township 057, Range 18, W5M
                              All Zones to Base             37.6343%
                             of Bluesky-Bullhead
All of Section 16

                                 EXHIBIT "B"

To a Gas Purchase Contract made as of the 1st day of November, 1997, between Neutrino Resources Inc., as "Seller", and ProGas Limited, as "Buyer" in the Pine Creek/Windfall area.


     FIELD        Receipt Point   Target Date of First    Initial          DCQ
                                       Delivery        Deliverability    103M3/D
                                                          103m3/d
Pine Creek/
Windfall          Edson #1064     November 1, 1997         115.0          115.0
================  ==============  =================== ================ =========


Aggregate DCQ as at November 1, 1997 =115.0 103m3/d




Exhibit "B" as at November 1, 1997